Exhibit 99.1

Cannabis Company Kaya Holdings, Inc. (OTCQB: KAYS) Completes Purchase of Eugene, Oregon Based Marijuana Grow and Manufacturing Facility in $1.55MM Deal to

Feed Kaya Shack™ Supply Chain

KAYS to develop medical grade laboratory facilities for the production of a proprietary Kaya Cannaceuticals™ .

Portland, Oregon October 23, 2018 -- Kaya Holdings, Inc. (OTCQB: KAYS) announced today that it has concluded the purchase of the Eugene, Oregon based Sunstone Farms manufacturing facility, which is licensed by the OLCC (Oregon Liquor Control Commission) for both the production (growing) of medical and recreational marijuana flower and the processing of cannabis concentrates/extracts/edibles. The purchase includes a 12,000 square foot building housing an indoor grow facility, as well as equipment for growing and extraction activity. The facility can produce in excess of 800 pounds cannabis flower annually as currently outfitted.

As part of planned expansion and renovations for the facility, KAYS (www.kayaholdings.com) has begun site improvements and is ramping up production to feed their four existing OLCC licensed cannabis retail stores which currently service the legal medical and recreational marijuana market in Oregon under the Kaya Shack™ brand (www.kayashack.com).

KAYS intends to utilize the processing facilities to grow their own top-shelf, connoisseur-grade marijuana flower, produce various brands of oils, edibles, concentrates and extracts, and develop medical grade laboratory facilities for the production of a proprietary Kaya Cannaceuticals™ line of both CBD and CBD/THC products for the health, skincare and medical industries.

Pursuant to an interim Management Agreement entered into between the parties, the Company has assumed operations of the 12,000-square foot facility pending transfer of the licenses by the OLCC to Kaya Farms, upon completion of a satisfactory compliance review.

Terms of Purchase

The purchase price of $1.3 million for the OLCC licensed marijuana production and processing facility, consisting of the building and equipment was paid for by the issuance of 12 million shares of KAYS restricted stock to the seller at closing. The shares carry a lock-up-restriction that allows for their staged eligibility for resale over a 61-month period from the date of the purchase of the facility by KAYS.

Additionally, the seller purchased 2.5 million restricted shares for $250,000 in cash in a private transaction with the Company. The funds are earmarked for capital improvements to the facility to increase both production capacity and improve efficiency

“This transaction will allow us to implement our vertical integration strategy so that we can increase both the quality and selection of marijuana flower and processed cannabis products we offer at our Kaya Shack™ stores, as well as lower our costs of goods and pass the savings on to our customers”, stated Craig Frank, CEO of KAYS. “Also, the success of the acquisition model - allowing us to leverage the value of our stock – encourages us to invite other cannabis companies to join under the Kaya banner and benefit from our greater value and competitive position while being able to access some of the equity that they have built in this emerging growth industry.”

About Kaya Holdings, Inc. (www.kayaholdings.com) and the Kaya Shack™ brand (www.kayashack.com) of licensed medical and recreational marijuana stores.

KAYS (OTCQB: KAYS), through subsidiaries, produces, distributes or sells legal premium medical and recreational cannabis products, including flower, concentrates and oils, and cannabis-infused foods.

In 2014, KAYS, became the first publicly traded company to own and operate a Medical Marijuana Dispensary. Since that time KAYS has expanded and presently operates four Kaya Shack™ OLCC licensed marijuana retail stores to service the legal medical and recreational marijuana market in Oregon (www.kayashack.com).  Additionally, in late 2017 KAYS recently acquired a 26-acre parcel in Lebanon, Oregon which it has targeted for development of the Kaya Farms™ Marijuana Grow Complex, and as reported above has completed the recent purchase of the Eugene, Oregon based Sunstone Farm Facility which holds OLCC (Oregon Liquor Control Commission) Licenses for both the production (growing) and processing of medical and recreational marijuana flower and cannabis concentrates/extracts/edibles.

IMPORTANT DISCLOSURE: KAYS is planning execution of its stated business objectives in accordance with current understanding of State and Local Laws and Federal Enforcement Policies and Priorities as it relates to Marijuana (as outlined in the Justice Department's U.S. Attorney General Jeff Sessions Memo dated January 4, 2018, and subsequent commentary from the U.S. Attorney for the District of Oregon Billy Williams), and plans to proceed cautiously with respect to legal and compliance issues. Potential investors and shareholders are cautioned that KAYS and MJAI will obtain advice of counsel prior to actualizing any portion of their business plan (including but not limited to license applications for the cultivation, distribution or sale of marijuana products, engaging in said activities or acquiring existing Cannabis production/sales operations). Advice of counsel with regard to specific activities of KAYS, Federal, State or Local legal action or changes in Federal Government Policy and/or State and Local Laws may adversely affect business operations and shareholder value.

Forward Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more information contact Investor Relations: 561-210-7664